EXHIBIT 10.30

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated as of October 1, 1999 by and between DR. MICHAEL KAPLITT (hereinafter, the “Consultant”), having an address c/o Palisade Private Partnership, L.P., One Bridge Plaza, Fort Lee, New Jersey 07024, and NEUROLOGIX, INC., a Delaware corporation (the “Company”), having offices at c/o Palisade Private Partnership, L.P., One Bridge Plaza, Fort Lee, New Jersey 07024.

WHEREAS, the Company is engaged in scientific research on human gene therapy using adenovirus and adeno-associated virus vectors in the nervous system (the “Field”);

WHEREAS, the Consultant has extensive experience in the Field, and the Company seeks to benefit from the Consultant’s expertise by retaining the Consultant as a consultant to the Company;

WHEREAS, the expertise of the Company’s consultants is an important factor in the Company’s ability to raise financing; and

WHEREAS, the Consultant desires to perform consulting services in the Field to the Company, pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1. Relationship. The Consultant is hereby engaged by the Company (i) to provide scientific advice and consulting services to the Company on an exclusive basis within the Field as specified below, (ii) to assist the Company in seeking financing, including meeting with prospective investors and (iii) to serve on the Company’s Scientific Advisory Board. The Consultant shall not be, and shall not represent himself to anyone as, an employee of the Company or entitled to any employment rights or benefits from the Company.

2. Exclusive Consulting.

(a) The Consultant shall provide such advice and perform such consulting services as are requested from time to time by the Company in the Field. The Consultant shall not consult with any other person or entity with respect to the Field, except on behalf of and for the benefit of the Company, under appropriate confidentiality and non-disclosure arrangements. In addition, the Consultant shall be generally available for telephonic advice and consulting at reasonable frequencies and of reasonable duration in connection with, or in lieu of, any of these visits. The Consultant shall, as appropriate, provide the Company with brief written summary reports on the Consultant’s work relating to the consulting services hereunder.

(b) The Consultant shall meet with prospective investors or other persons who have or are considering business relationships with the Company or communicate with such parties by letter, telephone or otherwise in connection with the Company’s financing and other business activities, all as requested from time to time by the Company.

(c) The Consultant shall serve as a member of the Company’s Scientific Advisory Board.

3. Compensation.

(a) The Consultant shall be compensated on a quarterly basis in the amount of $12,500.

(b) The Company shall reimburse the Consultant for all reasonable travel and related expenses required for the performance of the Consultant’s consulting hereunder if approved in advance and upon presentation of satisfactory invoices and receipts therefor.

(c) The Consultant shall be solely responsible for all reporting and paying of any and all federal, state and local taxes, contributions and withholding and any other claim to or arising out of any compensation paid by the Company to the Consultant hereunder.

4. Term and Termination. The term of this Agreement shall commence on the date hereof and shall continue for five (5) years until September 30, 2004, unless earlier terminated for cause (including breach of any agreement between the parties) by either party upon thirty (30) days written notice to the other party.

5. Confidentiality, Ownership of Discoveries and Information. The Consultant agrees to execute and perform all of the obligations of a consultant described in the Confidentiality, Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) in the form attached hereto as Annex B. To the fullest extent not prohibited by any agreement in place on the date hereof between the Consultant and any educational institution, the Consultant hereby assigns to the Corporation all right, title and interest in and to any existing or future technology, know-how or other intellectual property he now or in the future may own related to the Field that arises from research or consulting services performed prior to or during the term of this Agreement.

6. Consultant’s Representations and Warranties. The Consultant represents and warrants to the Company as follows:

(a) The Consultant is not under any legal obligation, including any obligation of confidentiality or non-competition, which prevents the Consultant from executing or fully performing this Agreement, or which would render such execution or performance a breach of contract with any third party; and

(b) The Consultant’s performance hereunder will not give rise to any right or claim by any third party, including, but not limited to, any of the Consultant’s employers or any person to whom the Consultant has provided or currently provides consulting services, to any intellectual or other property or rights of the Company.

7. Indemnification. The Consultant agrees to indemnify the Company and its directors, officers and controlling stockholders (each, an “Indemnified Person”) against, and to hold each Indemnified Person harmless from, any claims or suits by a third party against the Company or any liabilities or judgments based thereon, either arising from the Consultant’s performance of services for the Company under this Agreement or arising from any use by the Company of information or products which result from the Consultant’s performance of services under this Agreement.

8. Notices. Notices to any party hereunder shall be deemed to be sufficiently given if delivered personally or sent by first class mail, with proper postage affixed, to the address of such party set forth herein, or to such other address as may be specified by either party by notice to the other party hereto. Notices shall be deemed given when delivered, if delivered personally, or on the third business day after mailing, as provided above.

9. Severability. In the event any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, the parties will negotiate in good faith to restore the unenforceable provision to an enforceable state and to provide reasonable additions or adjustments to the terms of the other provisions of this Agreement so as to render the whole Agreement valid and binding to the fullest extent possible, and in any event, this Agreement shall be interpreted to be valid and binding to the fullest extent possible.

10. Miscellaneous.

(a) Failure or delay by either party to enforce any right which it may have hereunder shall not be deemed to waive any right which it may have in that or any other instance.

(b) This Agreement shall be governed by, and construed pursuant to, the laws of the State of New York applicable to agreements made and performed wholly within such State.

(c) The Company may use the Consultant’s name or make reference to the Consultant’s writings and professional affiliations in promotional, advertising, marketing or securities offering literature without further consent from the Consultant.

(d) This Agreement may not be changed orally, but may be changed only in a writing executed by the party to be charged with enforcement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NEUROLOGIX INC.

By:	/s/ Martin Kaplitt

Martin Kaplitt, President

/s/ Michael Kaplitt

Michael Kaplitt